EXHIBIT 99.1

ModuLink Inc. (MDLK) Releases Shareholder Letter and Corporate Update

Press Release

OTC Disclosure & News Service | 01/30/2026

On January 30, 2026, ModuLink Inc. (OTC: MDLK) (“ModuLink” or the “Company”) released a shareholder letter from its Chief Executive Officer providing an update on the Company’s activities during 2025 and its strategic priorities for 2026.

The letter references the completion of the Company’s reverse takeover, commencement of trading on the U.S. OTC Markets under the ticker symbol MDLK and the integration of ASA Robotics. It also outlines the Company’s focus areas including healthcare IoT solutions, development of a scalable SaaS platform, exploration of technology-enabled property development opportunities and progress on air-to-water generation (AWG) technology initiatives.

The full shareholder letter, including forward-looking statements, is included with this press release.

About ModuLink Inc.

ModuLink Inc. focuses on developing sustainable and intelligent living environments through the integration of advanced technologies. The Company specializes in Modular Integrated Construction (MiC), Air-to-Water (A2W) technology, and IoT-based property management systems, enabling scalable, self-sustaining and eco-friendly developments worldwide.

Through its ModuLink brand, we continue our mission to build communities that “Live Smart, Live Green,” enhanced by air-to-water systems that deliver reliable, energy-efficient water generation for healthier and more resilient environments.

For more information, please visit www.modulinktech.com.

Contact

ModuLink Inc.
Phone: 888-493-8028
Email: IR@modulinktech.com

SOURCE: ModuLink Inc.